Exhibit 10.4

FIRST AMENDMENT TO STANDARD INDUSTRIAL NET LEASE

THIS FIRST AMENDMENT TO STANDARD INDUSTRIAL NET LEASE (this “Amendment”) is entered into as of this 28th day of September, 2011 (“Execution Date”), by and between BMR-SORRENTO WEST LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to JBC Sorrento West, LLC, a California limited liability company (“Original Landlord”)), and TROVAGENE, INC., a Delaware corporation (“Tenant,” as successor-by-merger to Xenomics, Inc., a Florida corporation (“Original Tenant”)).

RECITALS

A.            WHEREAS, Original Landlord and Original Tenant entered into that certain Standard Industrial Net Lease dated as of October 28, 2009 and Addendum to Standard Industrial Net Lease attached thereto (as the same may have been amended, supplemented or modified from time to time, collectively, the “Lease, whereby Tenant leases certain premises consisting of approximately 5,280 Rentable Square Feet, commonly known as known as Suites B and C (the “Current Premises”) from Landlord in one of the buildings at 11055 Flintkote Avenue in San Diego, California (the “Building”);

B.            WHEREAS, Tenant desires to lease from Landlord and Landlord desires to lease to Tenant additional space located at 11055 Flintkote Avenue, San Diego, California, consisting of approximately two thousand seven hundred sixty-one (2,761) Rentable Square Feet, commonly known as Suite A, as depicted on Exhibit A attached hereto (the “Additional Premises”); and

C.            WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease”.

2.             Lease of Additional Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Additional Premises as of the Additional Premises Term Commencement Date (as defined below) for use by Tenant in accordance with the Permitted Use and in accordance with the terms and conditions of the Amended Lease. From and after the Execution Date, the “Premises,” as defined in the Amended Lease, shall (a) consist of the Current Premises and the Additional Premises and (b) contain approximately eight thousand forty-one (8,041) Rentable Square Feet.

3.             Term. The Expiration Date is hereby changed to the date that is thirty-nine (39) months after the Execution Date. The Term for the Additional Premises shall commence on the Execution Date and expire on the Expiration Date. The period from the Execution Date through the Expiration Date is referred to herein as the “Additional Premises Term”.

4.             Minimum Monthly Rent. Notwithstanding anything in the Amended Lease to the contrary, Tenant shall pay to Landlord Minimum Monthly Rent with respect to the Additional Premises, commencing on the Execution Date, in accordance with the below chart.

		Minimum Monthly		Annual
	Rentable Square	Rent per Rentable	Minimum	Minimum
Dates	Feet	Square Foot	Monthly Rent	Monthly Rent
Months 1 — 3	2,761	$0.00 monthly	$0.00	N/A
Months 4 —15	2,761	$2.25 monthly	$6,212.25	$74,547.00
Months 16 — 27	2,761	$2.32 monthly	$6,405.52	$76,866.24
Months 28 — 39	2,761	$2.39 monthly	$6.598.79	$79,185.48

5.             Security Deposit. Tenant’s right to apply a portion of the Security Deposit to Minimum Monthly Rent due for March 2012 and September 2012 as detailed in Section 28 of the Addendum to Standard Industrial Net Lease is hereby deleted and of no further force or effect.

6.             Additional Rent. In addition to Minimum Monthly Rent, from and after the Additional Premises Term Commencement Date, Tenant shall pay to Landlord, Additional Rent (as defined in the Lease) with respect to the Additional Premises and all other amounts that Tenant assumes or agrees to pay under the provisions of the Lease with respect to the Additional Premises that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.             Tenant’s Pro Rata Share. Notwithstanding anything in the Amended Lease to the contrary, from and after the Execution Date, Tenant’s Share shall equal Tenant’s Pro Rata Shares of the Building and the Project set forth in the table below, subject to further modification in accordance with the Amended Lease. Accordingly, Tenant’s Percentage set forth in Section 1.7 of the Lease is hereby deleted and replaced with the following chart:

Definition or Provision	Means the Following (As of the Additional Premises Term Commencement Date)
Approximate Rentable Square Footage of Current Premises	5,280 square feet
Approximate Rentable Square Footage of Additional Premises	2,761 square feet
Approximate Rentable Square Footage of Premises	8,041 square feet
Approximate Rentable Square Footage of Building	19,914 square feet
Approximate Rentable Square Footage of Project	163,799 square feet
Tenant’s Pro Rata Share of Building	40.38%
Tenant’s Pro Rata Share of Project	4.91%

8.             HVAC Maintenance. The following language from Section 7.2 of the Lease shall be deleted in its entirety and of no further force and effect: “Landlord shall keep in force a preventive maintenance contract providing for the regular (at least quarterly) inspection and maintenance of the heating and air conditioning system (including leaks around ducts, pipes, vents, and other parts of the air conditioning) by a reputable licensed heating and air conditioning contractor acceptable to Landlord and the cost of such maintenance shall be passed through to Tenant as an Operating Cost. Tenant shall pay its Share of such maintenance and repair costs incurred by Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Landlord.” The following language shall be added to the end of Section 7.1 of the Lease:

“Tenant shall keep in force a preventive maintenance contract providing for the regular (at least quarterly) inspection and maintenance of the heating and air conditioning system (including leaks around ducts, pipes, vents, and other parts of the air conditioning) by a reputable licensed heating and air conditioning contractor acceptable to Landlord and the cost of such maintenance shall be paid directly by Tenant.”

9.             Parking. Tenant shall be entitled to Tenant’s Share of parking.

10.           Right of First Offer. Section 26 of the Lease is hereby deleted in its entirety and is of no further force or effect.

11.           Address for Notices. Landlord’s address for notices set forth in Section 1.1 of the Lease is hereby replaced with the following:

BMR-Sorrento West LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Vice President, Real Estate Counsel

12.           Condition of Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Additional Premises Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare (i) the Current Premises for Tenant’s continued occupancy or (ii) the Additional Premises for Tenant’s occupancy for the Additional Premises Term, or to pay for any improvements to the Current Premises or Additional Premises, except (w) as may be expressly provided in the Amended Lease, (x) that Landlord shall install a door to the laboratory portion of the Additional Premises, (y) that Landlord shall patch a hole in the drywall in the office portion of the Additional Premises and (z) that Landlord shall replace any missing ceiling tiles in the laboratory portion of the Additional Premises.

13.           Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

14.           No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

15.           Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

16.           Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

17.           Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-SORRENTO WEST LLC,
a Delaware limited liability company

By:
Name:
Title:

TENANT:

TROVAGENE, INC.,
a Delaware corporation

By:
Name:
Title: